UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

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Hawk Systems, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-49864	65-1089222
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

6660 Audubon Trace West, West Palm Beach, FL 33412

(Address of principal executive offices)  (Zip Code)

(561) 308-7422

(Registrant’s telephone number, including area code)

150 East Palmetto Park Road, Suite 110

Boca Raton, Florida 33432

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of New Principal Executive Officer

On December 22, 2009, the board of directors of Hawk Systems, Inc. (the “Company”) appointed Mr. Michael Diamant as Chief Executive Officer of the Company, effective January 15, 2010.

Mr. Michael Diamant, age 53, has over 29 years professional experience planning, managing and implementing strategic systems, specializing in critical business systems deployment and operations turnaround. He has been the Vice President and Chief Technology Officer of MoreDirect, Inc. since May 2000, where he directed the strategic planning, implementation and support of technology for an information technology eProcurement company. He spearheaded integrating MoreDirect’s Traxx system with leading business-to-business and enterprise resource planning systems such as Ariba, SAP, PeopleSoft and Oracle using cXML, EDI, OCI and custom interfaces. Mr. Diamant initiated upgrades of MoreDirect’s website availability, business continuity plan, innovative supply chain features and internal business processes, in addition to adding new website functionality such as Purchase Approval, Software Licensing and numerous customer-specific web sites. Prior to that, from November 1999 to May 2000, Mr. Diamant was the Chief Technology Officer for ilife.com, Inc., now known as Bankrate.com, a personal finance portal. While at ilife.com, he initiated infrastructure projects involving availability, fault tolerance, wireless access and capacity planning. Prior to ilife, Mr. Diamant held technical management positions at PowerCerv, Signature Flight Support, The Continuum Company, Martin Marietta, The Johns Hopkins University Applied Physics Laboratory and Westinghouse. Mr. Diamant earned Bachelor of Arts and Master of Science degrees from the University of Pennsylvania and a Master of Science degree from The Johns Hopkins University. Mr. Diamant has published several articles and papers on eProcurement deployment and return on investment, distributed computing and network design/implementation.

There are no family relationships between Mr. Diamant and any officer or director of the Company. The Company is not aware of any arrangement or understanding between Mr. Diamant and any other person, pursuant to which Mr. Diamant was selected as an officer. Neither Mr. Diamant nor any of his immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

(e)

Compensatory Arrangements of Certain Officers

On December 22, 2009, the board of directors of the Company approved the employment agreement between the Company and Mr. Michael Diamant dated December 15, 2009 (“Agreement”), whereby Mr. Diamant will serve as the Company’s Chief Executive Officer for a term of one year beginning January 15, 2010. The Agreement will automatically extend for subsequent one (1) year periods, unless either party notifies the other not later than sixty (60) days prior to the then expiration date of the Agreement that such party does not intend for the Agreement to automatically extend. Pursuant to the terms of the Agreement, Mr. Diamant is entitled to receive an annual salary of $500,000, payable in equal monthly installments, and a signing bonus equal to $160,000, payable within thirty days of the date of the Agreement. Additionally, the Agreement provides that Mr. Diamant is entitled to receive options to purchase 4,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) (calculated on a post-reverse split basis) at an exercise price equal to the closing bid price of the Common Stock on the date immediately preceding the date of the Agreement. The option is for a term of five years and will be fully vested and non-cancellable at the time of the grant.  In addition, the Company is obligated to grant Mr. Diamant 4,000,000 shares of Common Stock of the Company on a post-reverse split basis. The Agreement further provides for an annual bonus opportunity of up to $200,000 during each year of the term of the Agreement based upon performance criteria to be established jointly by the Compensation Committee and Mr. Diamant within sixty (60) days of the commencement of the Agreement and approved by the board of directors of the Company each year.  The Company has the right to terminate the Agreement at any time and Mr. Diamant may terminate the Agreement by delivery of written notice to the Company at least sixty (60) days prior to the termination date.

The description of the Agreement is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

The following exhibit is furnished pursuant to Item 5.02:

Exhibit No.	Description
10.1	Employment Agreement by and between Hawk Systems, Inc. and Michael Diamant dated December 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HAWK SYSTEMS, INC.

Date:	December 29, 2009		/s/ DAVID CORIATY
		By:	David Coriaty, Director

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Hawk Systems, Inc. and Michael Diamant dated December 15, 2009.